Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is effective as of June 1, 2008 by and between GATEWAY BANK & TRUST CO., a North Carolina banking corporation (hereinafter referred to as the “Bank”) and MATTHEW D. WHITE, an individual resident of Virginia (hereinafter referred to as the “Officer”).
     For and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:
     1. Employment. The Bank agrees to employ the Officer and the Officer agrees to accept employment upon the terms and conditions stated herein as the Treasurer of the Bank. The Officer shall render such administrative and management services to the Bank as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Bank and perform such other duties as shall, from time to time, be reasonably assigned by the Chief Executive Officer of the Bank. Upon the request of the Chief Executive Officer, the Officer shall disclose all business activities or commercial pursuits in which Officer is engaged, other than Bank duties.
     2. Compensation. The Bank shall pay the Officer during the term of this Agreement, as compensation for all services rendered by the Officer to the Bank, a base salary at the rate of $175,000 per annum, payable in cash not less frequently than monthly. The rate of such salary shall be reviewed by the Compensation Committee of the Board of Directors of the Bank (the “Committee”) not less often than annually and the Committee may increase, but shall not decrease, such rate during the term of this Agreement. Such rate of salary, or increased rate of salary, as the case may be, may be further increased from time to time in such amounts as the Committee, in its discretion, may decide. In determining salary increases, the Committee shall compensate the Officer for increases in the cost of living and may also provide for performance or merit increases. Participation in the Bank’s incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the salary payable to the Officer under this Paragraph. In the event of a Change in Control (as defined in Paragraph 10), the Officer’s rate of salary shall be increased not less than five percent annually during the term of this Agreement. Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by the Bank and the Officer.
     3. Discretionary Bonuses. During the term of this Agreement, the Officer shall be entitled to such discretionary bonuses as may be authorized, declared and paid by the Committee to the Bank’s key management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such discretionary bonuses when and as declared by the Committee.
     4. Participation in Retirement and Employee Benefit Plans; Fringe Benefits.
     (a) The Bank shall provide family medical coverage and disability insurance for the Officer and the Officer shall also be entitled to participate in any plan relating to deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, group life insurance, education, or other retirement or employee benefits that the Bank has adopted, or may, from time to time adopt, for the benefit of its executive employees or for employees generally, subject to the eligibility rules of such plans.
     (b) The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Bank’s executive employees and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated by the Bank. The Bank shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses which the Officer may incur in connection with the Officer’s services on behalf of the Bank.
     (c) The Bank shall pay the dues of the Officer for membership in one country club in the market area of the Bank at the Officer’s election and dues for membership in civic clubs.
     5. Term. The initial term of employment under this Agreement shall be for the period commencing upon the effective date of this Agreement and ending three calendar years from that date. On each anniversary of the effective date of this Agreement, the term of this Agreement shall automatically be extended for an additional one-year period beyond the then effective expiration date unless written notice from the Bank or the Officer is received 90 days prior to an anniversary date advising the other that this Agreement shall not be further extended.
     6. Loyalty; Noncompetition; Confidentiality.
     (a) The Officer shall devote his full efforts and entire business time to the performance of the Officer’s duties and responsibilities under this Agreement.
     (b) Whether directly or indirectly by assisting another person, and whether for the Officer’s own account or on behalf of any other person or business entity, the Officer agrees not to:
(i)	offer employment to or otherwise solicit for employment any Bank employee that the Officer supervised during the last year of Officer’s employment with the Bank; or

(ii)	solicit, induce, encourage or endeavor to cause any independent contractor of the Bank to leave his, her or its assignment.
The agreements above are independent and severable. These agreements will continue for a period of one (1) year after the Officer’s separation from employment with the Bank for any reason.
     (c) For and in consideration of a cash payment of two hundred and fifty dollars ($250.00), which the Officer agrees is adequate consideration, during the term of this Agreement, or any renewals thereof, and for a period of one year after termination, the Officer agrees he will not, within the “Restricted Area,” directly or indirectly, engage in any business that competes with the Bank or any of its subsidiaries without the prior written consent of the Bank; provided, however, that the provisions of this Paragraph shall not apply in the event the Officer’s employment is unilaterally terminated by the Bank for Cause, (as such term is defined in Paragraph 8(c) hereof) or in the event the Officer terminates his employment with the Bank after the occurrence of a “Termination Event” (as such term is defined in Paragraph 10(b) hereof) following a “Change of Control” (as such term is defined in Paragraph 10(d) hereof). The Restricted Area covers the following divisible list of territories: Camden, Chowan, Currituck, Dare, Pasquotank, and Perquimans Counties, North Carolina and Chesapeake, Norfolk and Virginia Beach, Virginia, and within 15 miles of any Bank office operated during the term of this Agreement. The one-year restricted period, however, does not include any period of violation or period of time required for litigation to enforce the Officer’s agreement not to compete against the Bank. Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to five percent of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the counter market.
     (d) The Officer agrees he will hold in confidence all knowledge or information of a confidential nature with respect to the business of the Bank or any subsidiary received by the Officer during the term of this Agreement and will not disclose or make use of such information without the prior written consent of the Bank. The Officer agrees that he will be liable to the Bank for any damages caused by unauthorized disclosure of such information. Upon termination of his employment, the Officer agrees to return all records or copies thereof of the Bank or any subsidiary in his possession or under his control which relate to the activities of the Bank or any subsidiary.
     (e) The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Paragraph 6. The Officer agrees that, in the event of a breach of this Paragraph 6, injunctive relief enforcing the terms of this Paragraph 6 is an appropriate remedy. If the scope of any restriction contained in this Paragraph 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Officer consents that the scope of this restriction may be modified judicially.
     7. Standards. The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Bank. The Bank will provide the Officer with the working facilities and staff customary for similar executives and necessary for the Officer to perform his duties.
     8. Termination and Termination Pay. (a) The Officer’s employment under this Agreement shall terminate upon the death of the Officer during the term of this Agreement, in which event, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which the Officer’s death shall have occurred and for a period of one month thereafter.
     (b) The Officer’s employment under this Agreement may be terminated at any time by the Officer upon 60 days’ written notice to the Bank. Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination.
     (c) The Bank may terminate the Officer’s employment without cause upon 30 days prior written notice. However, if the Bank terminates employee’s employment pursuant to this subparagraph 8(c), the Bank shall pay to the Officer, on its regular payroll dates, an amount equal to the unpaid salary (at the rate in effect at the time the notice of termination was given) that would otherwise have been paid to the Officer pursuant to this Agreement for the period from the effective date of termination to the end of the remaining term (the “Severance Pay”). The Severance Pay provisions of this paragraph shall not apply if the Bank provides notice of termination for Cause as set forth below in subparagraph 8(d). Notwithstanding the foregoing, in the event the Bank has reasonable grounds to believe the Officer is in violation of Subparagraphs 6(b), (c) or (d), the Bank shall have the right to immediately terminate the Officer’s Severance Pay.
     (d) The Bank shall provide written notice specifying the grounds for termination for Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for Cause shall include termination because of the Officer’s:
     (i) breach of a fiduciary responsibility owing to the Bank;
     (ii) disclosure to unauthorized persons of confidential or proprietary information regarding the business or operations of the Bank other than in good faith or in the ordinary course of business;
     (iii) repeated failure to meet the performance goals of the Officer’s position with the Bank;
     (iv) repeated refusal to perform such material duties as may be delegated or assigned to the Officer commensurate with the Officer’s position with the Bank;
     (v) willful misconduct or violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order;

     (vi) gross negligence in the performance of the Officer’s duties on behalf of the Bank;
     (vii) commission of criminal acts resulting in pecuniary loss to the Bank, commission of criminal acts involving moral turpitude, or commission of criminal acts that brings the Bank into public disrepute or involves the Bank entering into a conspiracy to commit any crime;
     (viii) material breach of any provision of this Agreement.
Notwithstanding such termination, the obligations under Paragraph 6(c) shall survive any termination of employment.
     (e) Subject to the Bank’s obligations and the Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Bank, the Officer’s employment under this Agreement automatically shall terminate in the event the Officer becomes disabled during the term of this Agreement and it is determined by the Bank that the Officer is unable to perform the essential functions of the Officer’s job under this Agreement for ninety (90) business days or more during any 12-month period. Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and shall be entitled to any payments provided under any disability income plan of the Bank which is applicable to the Officer.
     In the event of any disagreement between the Officer and the Bank as to whether the Officer is physically or mentally incapacitated such as will result in the termination of the Officer’s employment pursuant to this Paragraph 8(d), the question of such incapacity shall be submitted to an impartial physician licensed to practice medicine in Virginia for determination and who will be selected by mutual agreement of the Officer and the Bank, or failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by the Officer), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on the Officer and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 8(d).
     9. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:
     (a) such payment or action is prohibited by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) because the Bank is declared by such Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner; or,
     (b) in the reasonable opinion of counsel to the Bank, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.
     10. Change in Control. (a) In the event of a termination of the Officer’s employment in connection with, or within twenty-four (24) months after, a “Change in Control” (as defined in Subparagraph (d) below) of the Bank other than for Cause (as defined in Paragraph 8), the Officer shall be entitled to receive the amount set forth in Subparagraph (c) below. Said sum shall be payable as provided in Subparagraph (e) below.
     (b) In addition to any rights the Officer might have to terminate this Agreement contained in Paragraph 8, the Officer shall have the right to terminate this Agreement upon the occurrence of any of the following events (the “Termination Events”) within twenty-four months following a Change in Control of the Bank:
     (i) Officer is assigned any duties and/or responsibilities that, in Officer’s reasonable determination, are inconsistent with or constitute a demotion or reduction in the Officer’s position, duties, responsibilities or status as such existed at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time, regardless of Officer’s resulting position; or
     (ii) Officer’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or
     (iii) Officer’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the Officer as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or
     (iv) Officer is transferred to a location which is more than 15 miles from his current principal work location without the Officer’s express written consent.
A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.
     (c) In the event that the Officer’s employment is terminated pursuant to this Paragraph 10, the Bank will be obligated to pay or cause to be paid to Officer an amount equal to 2.99 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
     (d) For the purpose of this Agreement, the term “Change in Control” shall mean:
     (i) Any person, or more than one person acting as a group, accumulates ownership of the common stock of Gateway Financial Holdings, Inc. (“Gateway Financial”) constituting more than 50% of the total fair market value or total voting power of Gateway Financial’s common stock,
     (ii) Any person, or more than one person acting as a group, acquires within a 12-month period ownership of Gateway Financial’s common stock possessing 30% or more of the total voting power of Gateway Financial’s common stock;
     (iii) A majority of Gateway Financial’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Gateway Financial’s Board of Directors before the date of appointment or election, or
     (iv) Within a 12-month period, any person, or more than one person acting as a group, acquires assets from Gateway Financial having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of Gateway Financial immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of Gateway Financial’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets
Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or a similar transaction, involving Gateway Financial. Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, the Employee and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

     (e) Such amounts payable pursuant to this Paragraph 10 shall be paid, at the option of the Officer, either in one lump sum or in thirty-six (36) equal monthly payments following termination of Officer’s employment.
     (f) Following a Termination Event which gives rise to Officer’s rights hereunder, the Officer shall have twelve (12) months from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 10. Any such termination shall be deemed to have occurred only upon delivery to the Bank (or to any successor corporation) of written notice of termination which describes the Change in Control and the Termination Event. If Officer does not so terminate this Agreement within such twelve-month period, he shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.
     (g) In the event any dispute shall arise between the Officer and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 10, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Paragraph 10 or in defending against any action taken by the Bank, the Bank shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.
     11. Successors and Assigns. (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.
     (b) Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.
     12. Modification; Wavier; Amendments. This Agreement represents, constitutes, and incorporates the entire, exclusive, and complete understanding of the parties hereto and replaces all previous agreements. This Agreement replaces the “probationary period” employment letter between the Officer and the Bank dated as of his employment, which established the non-competition covenant in consideration of Officer’s employment by the Bank. The Officer, by execution of this Agreement, acknowledges that by acceptance of the terms of this Agreement, the Officer agrees not to dispute, and waives any argument as to, the adequacy of the consideration for the non-competition and other covenants in this Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Bank by such officer as may be specifically designated by the Board of Directors. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.
     13. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.
     14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     15. Previous Agreement. This Agreement replaces the change in control agreement dated as of October 1, 2007 between the Officer and the Bank.
     IN WITNESS WHEREOF, the parties have amended this Agreement as of the day and year first hereinabove written.

GATEWAY BANK & TRUST CO.
By:	/s/ D. Ben Berry
D. Ben Berry, Chief Executive Officer

Attest:
/s/ Wendy Small
Corporate Secretary

OFFICER
/s/ Matthew D. White	[SEAL]
Matthew D. White